SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934

                                 Date of Report

         (Date of earliest Event Reported):               August 27, 2003

                            VICON FIBER OPTICS CORP.
             (exact name of registrant as specified in its charter)

                Delaware                     0-11057            13-2615925
     (State or other jurisdiction      (Commission title)    (IRS Employer of
identification number or organization)                     incorporation number)

       90 Secor Lane, Pelham Manor, New York                    10803
     (address of principal executive offices)                 (zip code)

 Registrant's telephone number including area code          (914) 738-5006

ITEM 5 - Other Events

      Vicon Fiber Optics Corp. (the "Company) (OTC Bulletin Board, "VFOX") announces that it has reached agreement with the holders of its 8% convertible Debentures (the "Debentures")

      On July 18, 2003 the Company made the following offer to the holders of the Debentures:

Plan #1 an immediate repayment (as soon as there are a unanimous acceptance of these proposed terms by the note holders), of fifty per cent (50%) of the face value of your present Vicon convertible note. A one (1) year extension of the remaining balance of your convertible note (from June 30, 2003 to June 29, 2004) A repayment of an additional 25% of your convertible note by January 31, 2004: and a final payment of the remaining 25% of your convertible note by June 29, 2004. Interest will continue to be paid at a rate of 12% on the outstanding balance of your convertible note (paid semi-annually). There will be no prepayment penalty. If Vicon should fail to meet any of these conditions then each note holder will receive one three (3) year Vicon common stock purchase warrant for each outstanding dollar of his/her convertible note. Each warrant would be exercisable for one share of Vicon common stock at a price equal to 125% (one hundred twenty five per cent) of the closing market price of Vicon common stock on January 31, 2004 as reflected by the NASDAQ Bulletin Board,

OR

Plan #2 An immediate lump sum payment to you of 85% (eighty five per cent) of the face value of your convertible note as full payment and in total satisfaction of your convertible note.

All if the Debenture Holders subscribed to the offer as follows:

                       Debenture    Debenture         Redemption
                       Holders      Face Value        Value
            -----------------------------------------------------
            Plan 1     6            $250,000          $250,000
            Plan 2     2              85,000            72,250
            -----------------------------------------------------
             Total     8            $335,000          $322,250

      Pursuant to the acceptance of this plan, payments of $202,320 including accrued interest of $5,070 were made on August 15, 2003.

      In addition on August 15, 2003 the Company issued a note to an investor for $140,000. The note bears interest of 12% and matures on August 14, 2005.